Exhibit 99.1
Press Release

Net 1 L.P. And Net 2 L.P. Approve Merger with Lexington Corporate Properties
Trust


NEW YORK, Nov. 15 /PRNewswire/ -- Net 1 L.P. and Net 2 L.P. today announced that a majority of the partners of the Net 1 L.P. and Net 2 L.P. have consented to the acquisition of their respective partnerships by Lexington Corporate Properties Trust (NYSE: LXP - news). Lexington's shareholders will vote on the mergers at a special meeting of shareholders on November 28, 2001.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.